Exhibit 10.1

THIS AGREEMENT is made on November 7, 2014

BETWEEN:

(1)
Euro Car Parts Limited, a company incorporated in England with company number 2680212 and whose registered office is at Euro House Fulton Road, Wembley Industrial Estate, Wembley, Middlesex, HA9 0TF (the “Buyer”)

(2)	LKQ Corporation, a company incorporated in the State of Delaware (“LKQ”); and

(3)	Sukhpal Singh Ahluwalia, of The Garth, London Road, Batchworth Hill, Rickmansworth, Hertfordshire WD3 1JR ( “SSA”); and

(4)
APX Autopart Express Limited a company incorporated in England with company number 9255164 and whose registered office is at 34 Greenhill Crescent, Watford Business Park, Watford WD18 8JU (the "Company").

RECITALS

(A)	The Buyer desires to purchase, and the Company desires to sell, certain assets owned by the Company) relating to an aftermarket vehicle parts distribution business (the “Business”).

(B)	LKQ, the Buyer and SSA further desire to set forth certain other terms relating to their business relationship after the date hereof.

IT IS AGREED as follows:

1.
Purchase and Sale of Assets. Effective as of the execution and delivery of this Agreement, the Company agrees to (and in consideration of the Buyer and LKQ entering into the Agreement with the Company, SSA agrees to procure that the Company will) sell and deliver to the Buyer with full title guarantee, free and clear of all liens and encumbrances of every kind, the following assets (together the “Assets”) of the Company:

a.	the assets of the type listed in Schedule 1, where they are currently located at the 49 locations formerly operated by Unipart and listed in Schedule 2;

b.	all of the storage and logistics racking located at the headquarters of the Company located at 34 Greenhill Crescent, Watford Business Park, Watford WD18 8JU (the "Headquarters"); and

c.	any other fixtures and fittings (other than landlord's fixtures and fittings) currently located at the Headquarters that are capable of being removed from that location without material damage
(except in each case those listed in Schedule 3).

1.1	Save as otherwise expressly provided, the Company and SSA:

a.
remain responsible for all liabilities in connection with the Business or the Assets incurred up to and including the date of this Agreement (including creditors of the Business and all outgoings, costs and expenses of the Business);

b.	remain responsible for all claims in connection with the Business or Assets outstanding as at the date of this Agreement;

c.	will promptly deal with the liabilities set out in section 1.1(b) and will promptly settle the claims referred to in section 1.1(b); and

a.
will indemnify the Buyer against all liabilities, losses, costs, damages and expenses arising out of or in connection with the Company’s failure to comply with its obligations under section 1.1(a) and 1.1(b).

1.2
The Buyer shall ensure that the assets sold to the Buyer are removed from the relevant locations as soon as reasonably practicable after the date of this Agreement and in any event by 15 December 2014. Where they are not so removed, the Company shall (at the cost of the Buyer, where reasonably incurred) be entitled to remove the assets and dispose of them on such terms as the Company may decide. The net proceeds of sale shall be paid to the Buyer as soon as reasonably practicable.

2.
Payment by the Buyer. In consideration of the transaction described in this Agreement, the Buyer shall pay to the Company £4 million by electronic funds transfer, to be sent on the business day following the date of Completion (as defined below), to the following account (or by such method as may be agreed between the Buyer and the Company):

[Personal bank account information redacted.]

3.	Completion: Completion shall take place immediately following the signing of this Agreement (“Completion”) when:

a.	The Company shall deliver the assets to be sold to the Buyer at the locations at which they are currently located;

b.	The Buyer and SSA shall enter into the service agreement in the form set out in Schedule 4; and

c.	LKQ and SSA shall enter into the indemnification agreement in the form set out in Schedule 5.

4.	Warranties. The Company warrants to the Buyer that:

a.	each Asset is legally and beneficially owned by the Company free from any Encumbrance;

b.
the Company has full access rights to the Headquarters and the locations listed in Schedule 2 and that the Buyer shall not be obstructed or incur any liability or expense in accessing the delivered Assets for the purposes of collection pursuant to section 3(a) of this Agreement;

c.
neither the Company nor so far as the Company is aware any person for whose acts the Company may in respect of the Business be contractually or vicariously liable is party to (whether as claimant, defendant or otherwise) any civil, criminal, tribunal, arbitration, administrative or other proceedings in respect of the Business or any of the Assets and, so far as the Company is aware, no such proceedings are pending or threatened; and

d.
there is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against the Seller in relation to the Business and the Company is not party to any current undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings in relation to the Business which remains outstanding.

5.	Employment of Certain Persons. The Buyer agrees that (and LKQ shall procure that) within five business days of the date of this Agreement:

a.
In respect of the persons listed in Schedule 6 (the“ Returning Employees”) the Buyer will offer employment at the Buyer at a grade which is no less senior and with terms and conditions of employment including remuneration and benefits which are no less favourable than those which they previously enjoyed and with their period of continuous employment agreed to be continuous and unbroken from the date that their previous employment with the Buyer began for the purposes of calculation of their contractual rights.

b.	Where the role previously occupied by a Returning Employee has been offered to another employee the Buyer will use its reasonable endeavours to offer employment in a position similar to the one previously occupied by that Returning Employee.

c.	Where the role previously occupied has not been offered to another employee, the Buyer shall offer that role to the relevant Returning Employee.

Notwithstanding the generality of the foregoing, LKQ shall, and shall procure that the Buyer shall:

a.	offer Sukhbir Kapoor his former position as Director of Purchasing at the Buyer and use reasonable endeavours to try to persuade him to accept that offer; and

b.
meet Mark Dixon at least once for the purpose of assessing whether he will be offered a position at the Buyer although any decision as to whether such a position shall be offered shall be at the sole discretion of LKQ.

Any offer under this section 5 shall remain open for acceptance for two weeks from the date on which such offer is received by the person to whom it is addressed.

6.
Positions with LKQ and the Buyer. The Board of Directors of LKQ Corporation will nominate SSA as a Director of LKQ Corporation and procure that he becomes a director of LKQ Corporation as soon as reasonably practicable following the date of this Agreement. Such directorship shall be subject to re-election by the stockholders of LKQ Corporation at the annual meeting in May 2015 and at each subsequent annual meeting at which SSA is nominated to be a director. LKQ shall procure that SSA be appointed as a director of the Buyer as soon as reasonably practicable following the date of this Agreement with the title Executive Chairman.

7.	India Venture. SSA and LKQ will discuss in good faith the establishment of a joint venture in India for the distribution of mechanical aftermarket parts.

8.
Press Release. SSA shall provide to LKQ a recommended press release regarding SSA’s new positions at LKQ. The parties agree that such press release shall not be released without the consent of both SSA and LKQ.

9.
Advice on this Agreement. LKQ acknowledges that Mahesh Shah has been allowed to advise SSA regarding the negotiations of this Agreement, and that no such advice has been or shall be a breach of any non-competition obligations or other restrictions of Mahesh Shah owed to LKQ, the Buyer or any company directly or indirectly connected with them.

LKQ shall procure that any member of its group, being LKQ, any of LKQ’s subsidiary undertakings and any parent undertaking of LKQ and all other subsidiary undertakings of any parent undertaking of LKQ, as construed in accordance with section 1162 of the Companies Act 2006, as amended (“LKQ’s Group”), shall be bound by the provisions of this section as if they were parties to this Agreement.

10.	Settlement of Claims.

a.
LKQ agrees that by entering into this Agreement it irrevocably waives and settles (and agrees to procure that each member of LKQ’s Group irrevocably waive and settle) any and all claims or rights which they may have against SSA, Mahesh Shah, and Returning Employees in each case arising from the establishment and operation of the business of the Company and any steps taken in preparation for such establishment and operation, provided that, for the avoidance of doubt, nothing in this section 10(a) shall in any way limit or restrict the rights of LKQ or any member of LKQ’s Group in respect of any action undertaken by any such person after the date of this Agreement.

b.
SSA and the Company agree (and SSA shall procure that Mahesh Shah agrees)  to irrevocably waive and settle any and all claims or rights which they may have against LKQ and/or members of LKQ’s Group in each case arising from their employment or engagement by LKQ or any member of the LKQ Group prior to the date of this Agreement and/or in respect of any action taken by LKQ and/or each member of LKQ’s Group  in response to the establishment and operation of the business of the Company and/or in preparation for such establishment and operation.

11.	Employment Liabilities

a.
If the employment or any liabilities in respect of any employee of the Company other than a Returning Employee (“Transferring Employee”) transfers to LKQ, the Buyer or any member of LKQ’s Group or is alleged to have done so as a consequence of this Agreement then LKQ, the Buyer or any member of LKQ’s Group as appropriate shall upon becoming aware of such effect, or an allegation of such effect be entitled to dismiss the Transferring Employee. SSA will fully indemnify LKQ, the Buyer or any member of LKQ’s Group as appropriate against all damages, losses, costs, awards, liabilities and expenses which the they incur or suffer arising directly or indirectly in connection with the employment or termination of the employment of any Transferring Employee whether arising before, on or after the date of this Agreement (including but not limited to any claim for a failure to properly inform and consult under Transfer of Undertakings (Protection of Employment Regulations) 2006 (as amended) (“TUPE”))

b.
In respect of both the Returning Employees and Transferring Employees SSA will fully indemnify LKQ, the Buyer or any member of LKQ’s Group as appropriate against all damages, losses, costs, awards, liabilities and expenses which the they incur or suffer arising directly or indirectly in connection with: (i) any failure by the Company to pay all outstanding salary and meet and fund all other contractual benefits for their period of employment with the Company up to the later of the date of this Agreement or the date upon which any Returning Employee commences employment with the Buyer; (ii) in connection with any act or omission by the Company prior to the date of this Agreement which is deemed to have been done by LKQ, the Buyer or any member of LKQ’s Group as appropriate by virtue of TUPE; and (iii) any claim arising from the Company’s failure to inform or consult as required under Regulation 13 or 14 of TUPE; and

c.
In respect of the Returning Employees provided the Buyer complies with its obligations set out in section 5 of this Agreement SSA will fully indemnify LKQ, the Buyer or any member of LKQ’s Group as appropriate against all damages, losses, costs, awards, liabilities and expenses which the they incur or suffer arising directly or indirectly as a result of an allegation that in providing terms in accordance with section 5 LKQ, the Buyer or any member of LKQ’s Group as appropriate have failed to discharge its obligations pursuant to Regulation 4(2) of TUPE.

12.	Contracts (Rights of Third Parties) Act 1999.

a.
Save as set out in sections 12(b) and 12(c) a person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

b.	Any third party upon whom benefits are conferred by section 9 may enjoy the benefit and enforce the terms of this section in accordance with the Contracts (Rights of Third Parties) Act 1999.

c.	Mahesh Shah upon whom benefits are conferred by section 10(a) may enjoy the benefit and enforce the terms of this sub-section in accordance with the Contracts (Rights of Third Parties) Act 1999.

d.
Notwithstanding this, the parties to this Agreement do not require the consent of any such person to rescind or vary this Agreement at any time, even if that variation or rescission affects the benefits conferred on any such person.

13.
Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, the parties shall use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

14.	VAT.

a.
All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of VAT which may be payable on such amounts, and the Buyer agrees to pay such amounts to the Company in accordance with section 14(b).

b.
Where the Buyer is liable to pay any amount in respect of VAT to the Company (in accordance with section 14 (a)) the Buyer shall pay such amounts to the Company on 2 February 2015, provided that the Seller has produced a valid VAT invoice to the Buyer in respect of such.

15.
Entire Agreement: This Agreement constitutes the entire agreement and understanding between the parties and supersedes all previous agreements between the parties relating to its subject matter. Each party acknowledges that, in entering into this Agreement, it does not rely on and shall have no right or remedy in respect of any warranty or representation (whether innocently or negligently made) of any person except as expressly set out in this Agreement. Nothing in this section, however, shall limit or exclude any liability for fraud.

16.
Governing Law and Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the law of England. Each party agrees that the courts of the England are to have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement. Each party irrevocably submits to the jurisdiction of the courts of England and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

Schedule 1

Type of Assets to be sold

1	Mezzanine Floors
2	Branch warehouse Racking and shelving
3	Branch Shelves for the counter
4	Label generating machine
5	Warehouse tools - Metal Cutter, strapping machine
6	Telephone Instrument and telephone exchange units
7	Fax Machine
8	Printers and multi-functional device
9	Computers, Servers, Monitors if any, Network cables
10	Routers and cabinets for routers
11	Furniture, Tables, Chairs
12	Kitchen items such as kettle, microwave, and fridge
13	Boilers
14	Heaters
15	Pallet pump trucks
16	Pallets, wooden crates, tote boxes
17	Bunds for storing oil barrels
18	Vacuum cleaner
19	Oil Barrel trailers
20	Step ladders
21	Fire extinguishers
22	First aid kit and eye wash kit
23	Safe for money storage
24	Shutters
25	Stationery
26	Cleaning equipment and cleaning agents
27	Alarm system /equipment & security cameras
28	Trolley for stock movement

Schedule 2

Locations at which assets located

1	Ashford	Unit 13 Mace Industrial Estate	TN24 8PE
2	Aylesbury	Unit 2A Plot 11 Kempson Close Gateway Industrial Estate	HP19 8UQ
3	Birmingham Aston	Units 3, 4 & 5 Maple Leaf Bus Park, Walter Street	B7 5ET
4	Bletchley	Unit 1 Holdom Avenue, Saxon Park	MK1 1QU
5	Bolton	Bridgeman Street	BL3 6BY
6	Bournemouth	Unit 13 & 14 Elliot Road, West Howe Ind Est	BH11 8LZ
7	Bradford	Unit 3, Revival Park, Millersdale Close, Euroway Trading Estate	BD4 6RX
8	Brierley Hill	21 Pedmore Road	DY5 1TJ
9	Bristol	Unit 12, Avonside Industrial Estate, Feeder Road	BS2 0UQ
10	Cardiff	Unit 4 & 5 Dominions Way Ind Est, Newport Road	CF24 1RF
11	Chelmsford	Unit 15, Chelmsford Industrial Estate, Tattersall Way	CM1 3UB
12	Chester	Trafford Street	CH1 3HP
13	Coventry	Unit B3, Stag Ind Est, Lockhurst Lane	CV6 5RL
14	Crawley	Un+A19:C19it 11 & 12 Cobham Way, Gatwick International Distribution Centre	RH10 9RX
15	Croydon	58-60 Windmill Road	CR0 2XP
16	Dagenham	Unit 4B, Heathway Industrial Estate, Wantz Road	RM10 8PS
17	Derby	2 Canal Street	DE1 2RJ
18	Durham	Unit C2, Abbey Road Retail & Business Park, Pity Me	DH1 5HA
19	Fareham	Unit 1, The IO Centre, Midpoint 27, Stephenson Road	PO15 5RU
20	Glasgow Albion	Unit 4A, Albion Trading Estate, South Street, Glasgow	G14 0SY
21	Hayes	Hayes End Road	UB4 8EH
22	Hove	Unit 2, Conway Street	BN3 3LN
23	Hull	Units 3-4 Principal Trading Park, Scarbrough Street	HU3 3EE
24	Kidderminster	Unit 1b Birmingham Road, Greenhill industrial Estate	DY10 2RN
25	Leeds	83 Roseville Road	LS8 5DT
26	Leicester	Seagas House, 152 Abbey Lane	LE4 0DA
27	Lincoln	Dixon Way	LN6 7DD
28	Maidstone	Unit 4, Burnt Ash Road, Quarry Wood Industrial Estate	ME20 7XB
29	Newcastle	Unit 12 Brough Parkway	NE6 2YF
30	Northampton	Unit 12 Quorn Way, Grafton Street Industrial Estate	NN1 2PN
31	Nottingham	Unit 4 Norton Road	NG7 3JG
32	Peckham	Unit 3-4 Bellenden Road	SE15 4RF
33	Portsmouth	42 & 56 Middle Street	PO5 4BN
34	Rayleigh	63 (F4) Stadium Way, Benfleet	SS7 3TS

35	Reading	Unit 4 Hyperion Way	RG2 0HG
36	Redditch	Unit 2 Clive Road	B97 4BT
37	Salford	Unit 5 Aubrey Street, Salford Enterprise Park	M50 3UP
38	Salisbury	Units 2 & 3 Newton Road, Churchfields Industrial Estate	SP2 7QA
39	Slough	Unit 2 White Hart Road	SL1 2SF
40	Southampton	65 Millbrook Road East	SO15 1HN
41	St Albans	Unit 6, Dencora Centre, Off Campfield Road	AL1 5HN
42	Staples Corner	Unit 1 & 2, 715 North Circular Road	NW2 7AH
43	Stoke	Unit C & D Broad Street	ST1 4NH
44	Swindon	Unit 25 Bridgemead	SN5 7YT
45	Tottenham	Unit 10 Mowlem Trading Estate, Leeside Road	N17 0QJ
46	Watford	28 - 34 Greenhill Crescent	WD18 8JU
47	West Bromwich	Unit 7, Credenda Road, Bromford Road Industrial Estate	B70 7JE
48	Wolverhampton	Unit 1 Cooper Street	WV2 2HP
49	Woolwich	Units 3 & 4 Block 2 Woolwich Dockyard Industrial Estate	SE18 5PQ

Schedule 3

Assets excluded from the Sale

All Office furniture in the Headquarters
All office partitions in the Headquarters
All Motor Vehicles belonging to APX
All air conditioning systems
All communications, AV and computer systems and cabling
All obligations and liabilities of SSA and the Company in respect to the Business conducted by the Company

Schedule 4

New Service Agreement for SSA

Schedule 5

Indemnification Agreement

Schedule 6
Returning Employees
Chris Barella
Paul Callinde
Craig Sarahs
Rob Goodheart
Bill Stimson
Chetan Vyas
Falgun Patel
Martin Christmas
Colin Cottrell
Ajay Manchanda
Debasish Satpathy
Syd Coxon
Praveen Rangbhotla
Stuart Spencer
David Oliver
Nigel Thonell
Martin Amos
Peter Satchwell
Ian Taylor
Martyn Satchwell
Gary Jones
Craig Young
John Slatcher
Lee Shipley
Gursevak Singh (Junior)
Jason Hart
Harshal Shah
Pip BM Hayes
John Williams
Paul Babbage
Darren Moody
Jason Mercer
David Von Stuben
Marco Bonanni
Rachael Billingham
Geoff Swallow
Stephen Higgins
Rob Morrison
Vimal Kara
Bhavesh Modi
Sameer Motawala

IN WITNESS whereof this Agreement has been duly executed and is intended to be and is delivered on the date first above written.

Signed by	)	/s/ Martin Gray
Duly authorized on behalf of	)
Euro Car Parts Limited	)

Signed by	)	/s/ Sukhpal Singh Ahluwalia
Duly authorized on behalf of	)
Sukhpal Singh Ahluwalia	)

Signed by	)	/s/ Victor M. Casini
Duly authorized on behalf of	)	Victor M. Casini
LKQ Corporation	)	Senior Vice President

Signed by	)	/s/ Sukhpal Singh Ahluwalia
Duly authorized on behalf of	)
APX Autopart Express Limited	)